Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 (File No. 333-254290), Post-Effective Amendment No. 1, of our report dated December 14, 2021 with respect to the audited consolidated financial statements of CleanSpark, Inc. and its subsidiaries (collectively, the “Company”) (which report expresses an unqualified opinion) and the effectiveness of internal control over financial reporting (which report expresses an adverse opinion) included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2021.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP www.malonebailey.com
Houston, Texas
December 14, 2022